Lionel Sosa Joins Board of Directors of Quepasa Corporation

SCOTTSDALE, AZ, August 8 -- Quepasa Corporation (OTC Bulletin Board: QPSA - News) announced today that Lionel Sosa has joined the Company's Board of Directors. As an independent Director, Mr. Sosa will Chair the Board's Nominating Committee.

Mr. Sosa is Chief Executive Officer of MATT.org and founder of Sosa, Bromley, Aguilar & Associates, now Bromley Communications, the largest Hispanic advertising agency in the United States. From 1991 to 1995, he was Chairman of DMB&B/Americas, a network of 23 advertising agencies in the US and Latin America representing multi-national clients such as Coca-Cola, Procter & Gamble, and Sprint.

Time Magazine named Mr. Sosa as "One of the 25 most influential Hispanics in America." He has provided influential media counsel to more than 100 political campaigns, including both Presidential campaigns of George W. Bush. He is a member of the Board of Directors of American College Testing (ACT) and United Way's Masters Leadership Program. Mr. Sosa authored the highly acclaimed books, "The American Dream: How Latinos Can Achieve Success in Business and in Life" (Dutton, 1998) and "Think and Grow Rich" (Random House, 2006). In 2001, he was a Fellow at the Institute of Politics at Harvard University and regularly lectures at The University of Texas.

"We are privileged to have Lionel Sosa as a Director," said Robert B. Stearns, Chairman and Chief Executive Officer of Quepasa Corporation. "We anticipate his immediate and vigorous contribution to the growth and profitability of Quepasa's marketing and sales."

About Quepasa Corporation

Quepasa.com is the largest and longest-established, bicultural, Hispanic online community. The Company is a leading provider of products and services to millions of Hispanic and Latino users throughout the U.S. and certain areas of Latin America. Headquartered in Scottsdale, Arizona, Quepasa maintains operations in the U.S. and Mexico.

For more information, visit http://www.quepasa.com/

Quepasa.com, Quepasa, and the Quepasa.com logo are registered trademarks of Quepasa.com Inc. and/or its affiliates in the United States and certain other countries.

Contact:

Quepasa Corporation

Executive Vice President and

Chief Financial Officer

Charles B. Mathews, 480-348-2665 ext. 258